Exhibit 5

Post Law Group, PC

9300 Wilshire Boulevard, Suite 508

Beverly Hills, California 90212

July 27, 2012

Aethlon Medical, Inc.

8910 University Center Lane, Suite 660

San Diego, California 92122

Re: Amended 2010 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Aethlon Medical, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-8 relating to 5,000,000 additional shares of the Company’s common stock (the “Shares”) that may be issued pursuant to the Aethlon Medical, Inc. Amended 2010 Stock Incentive Plan (the “Plan”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the validity of the Shares.

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

As to the facts on which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of officers and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies and the legal capacity of natural persons.

The opinion expressed herein is limited to the General Corporation Law of the State of Nevada, including the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and any applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company and that the Company will take no action inconsistent with such resolutions.

In rendering the opinion below, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

Based upon that review, it is our opinion that the Shares, when issued, will be legally issued, fully paid, and nonassessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to the application of, the securities or blue sky laws of the various states of the United States to the issuance and sale of the Shares.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Post Law Group, PC

2